COLLATERAL MAINTENANCE AGREEMENT

AMONG

CONTINENTAL AIRLINES, INC.,

FINANCIAL GUARANTY INSURANCE COMPANY,

as Policy Provider,

AND

WILMINGTON TRUST COMPANY,

as Mortgagee

dated as of June 9, 2006

TABLE OF CONTENTS

APPENDIX I - FORM OF APPRAISAL COMPLIANCE REPORT
APPENDIX II - FORM OF NONAPPRAISAL COMPLIANCE REPORT

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COLLATERAL MAINTENANCE AGREEMENT

COLLATERAL MAINTENANCE AGREEMENT, dated as of June 9, 2006 (this “Agreement”), among CONTINENTAL AIRLINES, INC., a Delaware corporation (the “Company”), FINANCIAL GUARANTY INSURANCE COMPANY, a New York stock insurance company (the “Policy Provider”), and WILMINGTON TRUST COMPANY, as Mortgagee (the “Mortgagee”) under the Trust Indenture and Mortgage, dated as of the date hereof, between the Company and the Mortgagee (the “Trust Indenture”).

R E C I T A L S

WHEREAS, the Company, and the Mortgagee have entered into the Trust Indenture providing for the issuance of $320,000,000 aggregate principal amount of Equipment Notes, and the Policy Provider has issued the Policy under which the Subordination Agent may make drawings to make certain payments with respect to the Series G Equipment Notes for the benefit of Class G Pass Through Certificateholders;

WHEREAS, in order to secure the payment of the principal amount of and interest on the Equipment Notes and all other Secured Obligations under the Trust Indenture, the Company has granted a security interest in the Collateral pursuant to the Trust Indenture; and

WHEREAS, the Company, the Policy Provider and the Mortgagee wish to set forth herein certain additional agreements with respect to the Collateral.

NOW, THEREFORE, in consideration of the premises and other benefits to the Company, the receipt and sufficiency of which are hereby acknowledged, the Company, the Policy Provider and the Mortgagee agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions. Capitalized terms used above or hereinafter and not otherwise defined herein shall have the meanings ascribed to such terms in the Trust Indenture.

Section 1.2 Rules of Construction. The rules of construction for this Agreement are set forth under “General Provisions” in Annex A to the Trust Indenture.

ARTICLE 2

REPORTS REGARDING THE COLLATERAL

Section 2.1 Annual Appraisal. So long as the Equipment Notes are outstanding, by the tenth Business Day of October in 2006 and by the tenth Business Day of October of each year thereafter, the Company shall furnish the Policy Provider, the Mortgagee and the Rating

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Agencies an Independent Appraiser’s Certificate signed by an Independent Appraiser, dated as of a date between the preceding September 25 and October 10 (inclusive). Each such Independent Appraiser’s Certificate shall state, in the opinion of such Independent Appraiser, based upon use of the Annual Methodology, the following:

(a)
the Fair Market Value of the Collateral (excluding any Cash Collateral and, for the avoidance of doubt, any Excluded Parts) as of a specified date within 45 days (or, if an Independent Appraiser’s Certificate signed by such Independent Appraiser has not previously been delivered to the Policy Provider pursuant to this Agreement or in the Prospectus Supplement, 60 days) (the “Permitted Days”) preceding the date of such Certificate (the “Annual Valuation Date”);

(b)
the Fair Market Value of the Rotables and of the Expendables included in the Collateral as of the applicable Annual Valuation Date (and shall separately state the quantity of such Rotables and Expendables); and

(c)	the Fair Market Value of the Serviceable Parts and the Unserviceable Parts included in the Collateral as of the applicable Annual Valuation Date.

Each annual Independent Appraiser’s Certificate shall be accompanied by an Appraisal Compliance Report determined using data as of the applicable Annual Valuation Date. The Appraisal Compliance Report shall set forth the calculation of the Collateral Ratio, the Subordinated Collateral Ratio and the Rotable Ratio based on the Fair Market Value of the Collateral and the Rotables set forth in such Independent Appraiser’s Certificate, the Fair Market Value of Cash Collateral held by the Collateral Agent, the principal amount of the Series G Equipment Notes outstanding and the principal amount of the Series B Equipment Notes outstanding, each as of the applicable Annual Valuation Date. Upon written request of the Policy Provider given to the Company within twenty Business Days after delivery to the Policy Provider of an annual Independent Appraiser’s Certificate under this Section 2.1, the Company shall furnish to the Policy Provider (with a copy to the Mortgagee) a recent Parts Inventory Report and a report showing the percentage of the total cost of the Pledged Spare Parts located at each Company facility (determined, with respect to each model of Spare Part or Appliance included in the Pledged Spare Parts, using the average cost of the Pledged Spare Parts of such model multiplied by the quantity of such model included in the Pledged Spare Parts) as of the same date as the date of such Parts Inventory Report.

Section 2.2 Semiannual Appraisal. So long as the Equipment Notes are outstanding, by the tenth Business Day of April in 2007 and by the tenth Business Day of April in each year thereafter, the Company shall furnish the Policy Provider, the Mortgagee and the Rating Agencies an Independent Appraiser’s Certificate signed by an Independent Appraiser, dated as of a date between the preceding March 25 and April 10 (inclusive). Each such semiannual Independent Appraiser’s Certificate shall state, in the opinion of such Independent Appraiser, based upon the use of the Semiannual Methodology, the following:

(a)	the Fair Market Value of the Collateral (excluding any Cash Collateral and, for the avoidance of doubt, any Excluded Parts) as of a specified date within the

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Permitted Days preceding the date of such Certificate (the “Semiannual Valuation Date”);

(b)
the Fair Market Value of the Rotables and of the Expendables included in the Collateral as of the applicable Semiannual Valuation Date (and shall separately state the quantity of such Rotables and Expendables); and

(c)	the Fair Market Value of the Serviceable Parts and the Unserviceable Parts included in the Collateral as of the applicable Semiannual Valuation Date.

Each semiannual Independent Appraiser’s Certificate shall be accompanied by an Appraisal Compliance Report determined using data as of the applicable Semiannual Valuation Date. The Appraisal Compliance Report provided with the semiannual Independent Appraiser’s Certificate shall set forth the calculation of the Collateral Ratio, the Subordinated Collateral Ratio and the Rotable Ratio based on the Fair Market Value of the Collateral and Rotables set forth in such Independent Appraiser’s Certificate, the Fair Market Value of Cash Collateral held by the Collateral Agent, the principal amount of the Series G Equipment Notes outstanding and the principal amount of the Series B Equipment Notes outstanding, each as of the applicable Semiannual Valuation Date.

Section 2.3 Quarterly Reports. So long as the Equipment Notes are outstanding, within ten Business Days after each January 1 and July 1, commencing with January 1, 2007, the Company shall furnish the Policy Provider and the Trustee a Nonappraisal Compliance Report determined as of such January 1 or July 1, as applicable, or any date during such ten Business Day period thereafter.

Section 2.4 Special Reports. The Policy Provider (or, if a Policy Provider Default has occurred and is continuing, the Mortgagee at the direction of the Controlling Party) may (i) if the Company defaults in any of its obligations with respect to indebtedness of the Company in an outstanding principal amount greater than $100,000,000 which results in the acceleration of the Company’s obligation to pay such indebtedness in full prior to its stated final maturity date, at any time prior to the payment of such indebtedness or the reversal of such acceleration, or (ii) if an Event of Default occurs, at any time while such Event of Default is continuing, request by written notice to the Company that the Company furnish to the Policy Provider (with copies to the Mortgagee and the Rating Agencies) a special Independent Appraiser’s Certificate. Any such special Independent Appraiser’s Certificate shall state, in the opinion of such Independent Appraiser, based upon use of the Annual Methodology, the following:

(a)
the Fair Market Value of the Collateral (excluding any Cash Collateral and, for the avoidance of doubt, any Excluded Parts) as of a specified date within the Permitted Days preceding the date of such Certificate (the “Special Valuation Date” and, together with each Annual Valuation Date and Semiannual Valuation Date, the “Valuation Dates”);

(b)
the Fair Market Value of the Rotables and of the Expendables included in the Collateral as of the applicable Special Valuation Date (and shall separately state the quantity of such Rotables and Expendables); and

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(c)	the Fair Market Value of the Serviceable Parts and the Unserviceable Parts included in the Collateral as of the applicable Special Valuation Date.

The Company shall furnish to the Policy Provider (with copies to the Mortgagee and the Rating Agencies) any such requested special Independent Appraiser’s Certificate reasonably promptly after receipt of such request. Notwithstanding the foregoing, the Company shall not be obligated (i) to furnish any Independent Appraiser’s Certificate under this Section 2.4 during the Section 1110 Period or (ii) to deliver pursuant to this Article 2 an Independent Appraiser’s Certificate more than twice in any six month period. Upon written request of the Policy Provider given to the Company within twenty Business Days after delivery to the Policy Provider of a special Independent Appraiser’s Certificate under this Section 2.4, the Company shall furnish to the Policy Provider (with copies to the Mortgagee and the Rating Agencies) a recent Parts Inventory Report and a report showing the percentage of the total cost of the Pledged Spare Parts located at each Company facility (determined as provided in the last sentence of Section 2.1) as of the same date as the date of such Parts Inventory Report.

Section 2.5 Information from the Mortgagee. The Fair Market Value of any Investment Securities included in the Cash Collateral for purposes of this Agreement shall be determined by the Mortgagee in accordance with customary financial market practices. The Mortgagee shall inform the Company of the principal amount of the Series G Equipment Notes outstanding, the principal amount of the Series B Equipment Notes outstanding and the Fair Market Value of any Investment Securities included in the Collateral, in each case as of any Valuation Date or for purposes of Section 3.1, promptly after the Company’s request for such information.

Section 2.6 Independent Appraiser. If the Policy Provider (or, if a Policy Provider Default has occurred and is continuing, the Mortgagee at the direction of the Controlling Party) has a reasonable basis for concluding that the performance of the Independent Appraiser that executed the most recent Independent Appraiser’s Certificate delivered pursuant to Article 2 was not satisfactory, the Policy Provider (or, if a Policy Provider Default has occurred and is continuing, the Mortgagee at the direction of the Controlling Party) may designate another Independent Appraiser to perform the next required appraisal under this Article 2 by written notice given to the Company within 90 days after the date of such most recent Independent Appraiser’s Certificate. The Company shall use such other Independent Appraiser designated by the Policy Provider (or the Mortgagee, as the case may be) for the next appraisal unless it gives the Policy Provider (or the Mortgagee, as the case may be) written notice of reasonable objection to the use of such other Independent Appraiser.

ARTICLE 3

COLLATERAL REQUIREMENTS

Section 3.1 Maintenance of Collateral Ratio and Rotable Ratio.

(a) If the Collateral Ratio, as most recently determined pursuant to an Appraisal Compliance Report, is greater than the Maximum Collateral Ratio or the Subordinated Collateral Ratio, as most recently determined pursuant to an Appraisal Compliance Report, is greater than

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the Maximum Subordinated Collateral Ratio, the Company shall within 90 days after the date of the Appraisal Compliance Report setting forth the calculation of such Collateral Ratio or Subordinated Collateral Ratio:

(i) subject additional Qualified Spare Parts (the “Additional Parts”) to the Lien of the Trust Indenture in accordance with Section 3.1(c);

(ii) grant a security interest to a Collateral Agent in other property to secure the Secured Obligations for the benefit of the Note Holders and the Indenture Indemnitees, provided that the Company shall have received, with respect to the use for purposes of this Section 3.1(a) of such additional collateral and the applicable Collateral Agreement, (x) approval of the Policy Provider and (y) Ratings Confirmation with respect to the Pass Through Certificates;

(iii) provide additional cash and/or Investment Securities to the Mortgagee under the Trust Indenture, provided that if the Continental Cash Balance as of the applicable Valuation Date was less than $600,000,000, then the amount of Cash Collateral included in the Collateral, after giving effect to the action taken pursuant to Sections 3.1(a) and 3.1(b) with respect to such Valuation Date, shall not exceed $20,000,000;

(iv) if the 787 Spare Parts are not then included as Qualified Spare Parts, subject the 787 Spare Parts to the Lien of the Trust Indenture as Qualified Spare Parts in accordance with Section 3.1(f);

(v) redeem some or all of the Equipment Notes pursuant to Section 2.11 of the Trust Indenture (provided that, in the case of the Series B Equipment Notes, any such redemption before the fifth anniversary of the Issuance Date may be made only to the extent necessary to satisfy the applicable Collateral Ratio or Subordinated Collateral Ratio requirement); or

(vi) any combination of the foregoing;

such that, the Collateral Ratio and the Subordinated Collateral Ratio, as recalculated giving effect to such action taken pursuant to this Section 3.1(a) and, in the case of clauses (i), (ii), (iii) and (iv) of this Section 3.1(a), using the Fair Market Value of any such additional Collateral determined pursuant to Section 3.1(d) (but otherwise using the information used to determine the Collateral Ratio and the Subordinated Collateral Ratio as most recently determined pursuant to Article 2), would not be greater than the Maximum Collateral Ratio or the Maximum Subordinated Collateral Ratio, respectively.

(b) If the Rotable Ratio, as most recently determined pursuant to an Appraisal Compliance Report, is less than the Minimum Rotable Ratio, the Company shall within 90 days after the date of the Appraisal Compliance Report setting forth the calculation of such Rotable Ratio:

(i) subject additional Rotables (the “Additional Rotables”) to the Lien of the Trust Indenture in accordance with Section 3.1(c);

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(ii) provide additional cash and/or Investment Securities to the Mortgagee under the Trust Indenture; provided that if the Continental Cash Balance as of the applicable Valuation Date was less than $600,000,000, then the amount of Cash Collateral included in the Collateral, after giving effect to the action taken pursuant to Sections 3.1(a) and 3.1(b) with respect to such Valuation Date, shall not exceed $20,000,000;

(iii) if the 787 Spare Parts are not then included as Qualified Spare Parts, subject Rotable Parts that are 787 Spare Parts to the Lien of the Trust Indenture in accordance with Section 3.1(f);

(iv) redeem some or all of the Equipment Notes pursuant to Section 2.11 of the Trust Indenture (provided that, in the case of the Series B Equipment Notes, any such redemption before the fifth anniversary of the Issuance Date may be made only to the extent necessary to satisfy the Rotable Ratio requirement); or

(v) any combination of the foregoing.

such that, the Rotable Ratio, as recalculated giving effect to such action taken pursuant to this Section 3.1(b) and, in the case of clauses (i), (ii) and (iii) of this Section 3.1(b), using the Fair Market Value of any such additional Collateral determined pursuant to Section 3.1(d) (but otherwise using the information used to determine the Rotable Ratio as most recently determined pursuant to Article 2), would not be less than the Minimum Rotable Ratio.

(c) In order to comply with Section 3.1(a)(i) or Section 3.1(b)(i), the Company shall (i) add one or more locations as Designated Locations pursuant to Section 4.04(b) of the Trust Indenture, in which case the Qualified Spare Parts or Rotables, as the case may be, at such new Designated Locations, to the extent not included in the Pledged Spare Parts on the preceding Valuation Date, shall be deemed Additional Parts or Additional Rotables, as the case may be; and/or (ii) add to a Designated Location Qualified Spare Parts or Rotables, as the case may be, that were not included as Pledged Spare Parts on the preceding Valuation Date, which shall be deemed Additional Parts or Additional Rotables, as the case may be.

(d) In connection with the provision of additional Collateral pursuant to clause (i), (ii) or (iv) of Section 3.1(a) or clause (i) or (iii) of Section 3.1(b), the Company shall furnish to the Policy Provider (with copies to the Mortgagee and the Rating Agencies) an Independent Appraiser’s Certificate signed by an Independent Appraiser, dated as of a date after the most recent Valuation Date, stating, in the opinion of such Independent Appraiser, the Fair Market Value of such additional Collateral (other than Cash Collateral), as of a date not earlier than 60 days prior to the date of such Independent Appraiser’s Certificate (but not earlier than the most recent Valuation Date) and using, in the case of Additional Parts, 787 Spare Parts, Additional Rotables or Rotable Parts that are 787 Spare Parts, the Annual Methodology.

(e) If the Company shall have provided Cash Collateral pursuant to Section 3.1(a)(iii) or Section 3.1(b)(ii) (the “Temporary Cash Collateral”), it shall within 90 days after providing such Temporary Cash Collateral (i) in the case of Section 3.1(a)(iii), take additional action pursuant to Section 3.1(a) (excluding the right to provide Cash Collateral) to cause the Collateral

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Ratio and Subordinated Collateral Ratio, calculated to exclude such Temporary Cash Collateral, not to be greater than the Maximum Collateral Ratio and the Maximum Subordinated Collateral Ratio, respectively, and (ii) in the case of Section 3.1(b)(ii), take additional action pursuant to Section 3.1(b) (excluding the right to provide Cash Collateral) to cause the Rotable Ratio, calculated to exclude such Temporary Cash Collateral, not to be less than the Minimum Rotable Ratio.

(f) In order to comply with Section 3.1(a)(iv) or 3.1(b)(iii), the Company shall subject the 787 Spare Parts or Rotable Parts that are 787 Spare Parts to the Lien of the Trust Indenture as Qualified Spare Parts by executing and delivering to the Mortgagee a Trust Indenture Collateral Supplement with respect to the 787 Spare Parts or Rotable Parts that are 787 Spare Parts, as the case may be, provided that the Company’s right under Section 3.1(a)(iv) or 3.1(b)(iii) (whichever shall be the first to occur) shall be subject to the approval of the Policy Provider.

Section 3.2 Certain Limitations Regarding the Collateral. During any period commencing on the Closing Date or the date of an Independent Appraiser’s Certificate delivered pursuant to Article 2 through the date preceding the date of the next Independent Appraiser’s Certificate delivered pursuant to Article 2 (each, an “Applicable Period”), the Company agrees that, as of any date during an Applicable Period, the aggregate Appraised Value of all Pledged Spare Parts (x) previously during such Applicable Period sold, transferred or disposed of (excluding any such transaction pursuant to Section 4.04(a)(ii) of the Trust Indenture and Pledged Spare Parts deemed sold pursuant to the proviso in Section 4.04(c) of the Trust Indenture as to which the Company has reacquired title) (collectively, “Sales”) shall not exceed 3% of the Appraised Value of the Collateral, (y) then subject to leases to Permitted Lessees or loans to other Persons (together, “Loans”) shall not exceed 3% of the Appraised Value of the Collateral or (z) previously during such Applicable Period moved from a Designated Location to a location not a Designated Location (excluding those permitted under Sections 4.04(a)(i) of the Trust Indenture and clauses (i) and (ii) of Section 4.04(c) of the Trust Indenture) (“Moves”) shall not exceed 3% of the Appraised Value of the Collateral.

Section 3.3 Fleet Reduction. If at any time after the Closing Date so long as any Series G Equipment Notes are outstanding the total number of Aircraft of any Aircraft Model (as defined below) in the Company’s in-service fleet during any period of 60 consecutive days is less than the Specified Minimum (as defined below) for such Aircraft Model (other than due to restrictions on operating such Aircraft imposed by the FAA or any other instrumentality or agency of the United States), then within 90 days after such occurrence the Company shall redeem Series G Equipment Notes pursuant to Section 2.11 of the Trust Indenture in an aggregate principal amount not less than the principal amount of the Series G Equipment Notes outstanding as of a date specified by the Company within 60 days prior to the redemption date multiplied by a fraction, the numerator of which shall be the Appraised Value of the Pledged Spare Parts that are appropriate for incorporation in, installation on, attachment or appurtenance to, or use in only Aircraft of such Aircraft Model or Engines utilized only on such Aircraft, and the denominator of which shall be the Appraised Value of the Collateral. If at any time after the Closing Date so long as any Series B Equipment Notes are outstanding the total number of Aircraft of any Aircraft Model (as defined below) in the Company’s in-service fleet during any period of 60 consecutive days is less than the Specified Minimum (as defined below) for such

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Aircraft Model (other than due to restrictions on operating such Aircraft imposed by the FAA or any other instrumentality or agency of the United States), then within 90 days after such occurrence the Company shall redeem Series B Equipment Notes pursuant to Section 2.11 of the Trust Indenture in an aggregate principal amount not less than the principal amount of the Series B Equipment Notes outstanding as of a date specified by the Company within 60 days prior to the redemption date multiplied by a fraction, the numerator of which shall be the Appraised Value of the Pledged Spare Parts that are appropriate for incorporation in, installation on, attachment or appurtenance to, or use in only Aircraft of such Aircraft Model or Engines utilized only on such Aircraft, and the denominator of which shall be the Appraised Value of the Collateral. For purposes of this Section “Aircraft Model” shall mean each of the five models or groups of models of Aircraft set forth below and “Specified Minimum” for any Aircraft Model shall mean the number of Aircraft set forth opposite such Aircraft Model below:

	Aircraft Model	Specified Minimum
1.	Boeing 737-700, Boeing 737-800 and Boeing 737-900 Aircraft	63 Aircraft
2.	Boeing 737-300 and Boeing 737-500 Aircraft	40 Aircraft
3.	Boeing 757-200 and Boeing 757-300 Aircraft	23 Aircraft
4.	Boeing 767-200 and Boeing 767-400 Aircraft	13 Aircraft
5.	Boeing 777-200 Aircraft	9 Aircraft

Section 3.4 Inspection.

(a) At all reasonable times, the Policy Provider (or, if a Policy Provider Default has occurred and is continuing, the Mortgagee at the direction of the Controlling Party) and its authorized representatives (the “Inspecting Parties”) may (not more than once every 12 months unless an Event of Default has occurred and is continuing, in which case such inspection right shall not be so limited) inspect the Pledged Spare Parts (including without limitation, the Spare Parts Documents).

(b) Any inspection of the Pledged Spare Parts hereunder shall be limited to a visual inspection and shall not include the disassembling, or opening of any components, of any Pledged Spare Part, and no such inspection shall interfere with the Company’s or any Permitted Lessee’s maintenance and use of the Pledged Spare Parts.

(c) With respect to such rights of inspection, the Policy Provider (or the Mortgagee, as the case may be) shall not have any duty or liability to make, or any duty or liability by reason of not making, any such visit, inspection or survey.

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(d) Each Inspecting Party shall bear its own expenses in connection with any such inspection, provided that the Company shall reimburse the Inspecting Party for its reasonable out-of-pocket expenses in connection with any such inspection during the continuance of an Event of Default, except during the Section 1110 Period.

ARTICLE 4

MISCELLANEOUS

Section 4.1 Benefits of Agreement Restricted. Subject to the provisions of Section 4.6 hereof, nothing in this Agreement or the other Operative Agreements, express or implied, shall give or be construed to give to any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or under any covenant, condition or provision herein contained, all such covenants, conditions and provisions, subject to Section 4.6 hereof, being for the sole benefit of the parties hereto, provided, that the following provisions of this Agreement are for the benefit of the Mortgagee acting on behalf of the Note Holders of Series B (collectively, the “Subordinated Security Provisions”): (i) the requirement that appraisals of the Collateral be obtained for purposes of determining the Maximum Subordinated Collateral Ratio by the tenth Business Day of April and the tenth Business Day of October in each year, commencing in October 2006; (ii) the requirement that the Maximum Subordinated Collateral Ratio be complied with in connection with such appraisals; (iii) the second sentence of Section 3.3; and (iv) clause (y) of the proviso to Section 4.4 (it being understood that the other provisions of this Agreement not expressly included within clauses (i), (ii), (iii) and (iv) of this proviso, including without limitation defined terms, are not Subordinated Security Provisions). Upon payment in full of the Series G Equipment Notes and the Policy Provider Obligations, if any Series B Equipment Notes are then outstanding, Section 3.4, as then in effect, shall at such time become a Subordinated Security Provision, except that each reference therein to the Policy Provider shall be deemed changed to the Mortgagee.

Section 4.2 Appraiser’s Certificate. Unless otherwise specifically provided and subject to Section 11.14 of the Trust Indenture, an Independent Appraiser’s Certificate shall be sufficient evidence of the Appraised Value and Fair Market Value of any property under this Agreement.

Section 4.3 Notices; Waiver. Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with

(a) the Company shall be sufficient for every purpose hereunder if in writing and sent by personal delivery, by telecopier, by registered or certified mail or by nationally recognized overnight courier, postage or courier charges, as the case may be, prepaid, to the Company at:

Continental Airlines, Inc.
1600 Smith Street
Houston, Texas 77002
Attention: Treasurer
Telecopier No.: (713) 324-2447

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(b) the Policy Provider shall be sufficient for every purpose hereunder if in writing and sent by personal delivery, by telecopier, by registered or certified mail or by nationally recognized overnight courier, postage or courier charges, as the case may be, prepaid, to the Policy Provider at:

Financial Guaranty Insurance Company
125 Park Avenue
New York, New York 10017
Attention: SF Surveillance
Telecopier No.: (212) 312-3222

(c) the Mortgagee shall be sufficient for every purpose hereunder if in writing and sent by personal delivery, by telecopier, by registered or certified mail or by nationally recognized overnight courier, postage or courier charges, as the case may be, prepaid to the Mortgagee at:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Administration
Telecopier No.: (302) 651-8882

or to any of the above parties at any other address or telecopier number subsequently furnished in writing by it to each of the other parties listed above. Any such delivery shall be deemed made on the date of receipt by the addressee of such delivery or of refusal by such addressee to accept delivery.

Section 4.4 Amendments, Etc. This Agreement may be amended or supplemented, and compliance with any obligation in this Agreement may be waived, by written instrument executed by the Company, the Mortgagee and the Policy Provider, provided, that (x) the Subordinated Security Provisions may not be amended, supplemented or waived by the Company, the Mortgagee and the Policy Provider but may be amended, supplemented or waived by the Company and the Mortgagee, with the consent of the Required Subordinated Holders and without the consent of the Policy Provider or the holders of the Series G Equipment Notes and (y) if Section 3.2 is amended or supplemented, or compliance therewith waived, any transaction entered into subsequent thereto that would not be in compliance with the provisions of such sentence as in effect on the Closing Date shall not be permitted if the Subordinated Collateral Ratio, as recalculated giving effect to such transaction but otherwise using the information used to determine the Subordinated Collateral Ratio as most recently determined pursuant to Article 2, would be greater than the Maximum Subordinated Collateral Ratio.

Section 4.5 No Waiver. No failure on the part of the Policy Provider (or the Mortgagee, to the extent applicable) to exercise, and no delay in exercising any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. Failure by the

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Policy Provider (or the Mortgagee, to the extent applicable) at any time or times hereafter to require strict performance by the Company with any of the provisions, warranties, terms or conditions contained herein shall not waive, affect or diminish any right of the Policy Provider (or the Mortgagee, as the case may be) at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been modified or waived by any course of conduct or knowledge of the Policy Provider (or the Mortgagee, as the case may be) or any agent, officer or employee of the Policy Provider (or the Mortgagee, as the case may be).

Section 4.6 Successors and Assigns. This Agreement and all obligations of the Company hereunder shall be binding upon the successors and permitted assigns of the Company, and shall, together with the rights and remedies of the Policy Provider and the Mortgagee hereunder, inure to the benefit of the Policy Provider, the Mortgagee and their respective successors and assigns. The interest of the Company under this Agreement is not assignable and any attempt to assign all or any portion of this Agreement by the Company shall be null and void except for an assignment in connection with a merger, consolidation or conveyance, transfer or lease of all or substantially all the Company’s assets permitted under the Trust Indenture. Upon the occurrence of a Policy Provider Default, all rights and obligations of the Policy Provider under this Agreement shall automatically, without any notice, demand or other action, be assigned to and assumed by the Mortgagee, and the Mortgagee shall take or refrain from taking action under this Agreement at the direction of the Controlling Party.

Section 4.7 Governing Law. THIS AGREEMENT IS BEING DELIVERED IN THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.8 Effect of Headings. The Article and Section headings and the Table of Contents contained in this Agreement have been inserted for convenience of reference only, and are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Section 4.9 Counterpart Originals. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 4.10 Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction, to the fullest extent permitted by law.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered all as of the date first above written.

CONTINENTAL AIRLINES, INC.

By:
Name:
Title:

FINANCIAL GUARANTY INSURANCE COMPANY, as Policy Provider

By:
Name:
Title:

WILMINGTON TRUST COMPANY, as Mortgagee

By:
Name:
Title:

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Appendix I to the
Collateral Maintenance Agreement

[Address to Policy Provider,
Mortgagee and the Rating
Agencies]

Appraisal Compliance Report Under the Collateral
Maintenance Agreement

Ladies and Gentlemen:

We refer to the Collateral Maintenance Agreement, dated as of June 9, 2006 (the “Agreement”), among Continental Airlines, Inc. (the “Company”), Financial Guaranty Insurance Company and Wilmington Trust Company, as Mortgagee. Terms defined in the Agreement and used herein have such respective defined meanings. The Company hereby certifies that:

1.
This Compliance Report is accompanied by an Independent Appraiser’s Certificate (the “Relevant Appraisal”) dated [___________]. The Valuation Date for purposes of the Relevant Appraisal was [___________] (the “Relevant Valuation Date”).

2.	The following sets forth the calculation of the Collateral Ratio as of the Relevant Valuation Date:

a.	The aggregate principal amount of all Series G Equipment Notes outstanding as of the Relevant Valuation Date	$[_______]
b.	The Fair Market Value of the Cash Collateral as of the Relevant Valuation Date	$[_______]
c.	The Fair Market Value of the Collateral (excluding Cash Collateral) as of the Relevant Valuation Date, as set forth in the accompanying Independent Appraiser’s Certificate	$[_______]
d.	The Collateral Ratio ((a - b) ÷ c)	[_______]%

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2

3.	The following sets forth the calculation of the Subordinated Collateral Ratio as of the Relevant Valuation Date:

a.	The aggregate principal amount of all Series G Equipment Notes and Series B Equipment Notes outstanding as of the Relevant Valuation Date	$[_______]
b.	The Fair Market Value of the Cash Collateral as of the Relevant Valuation Date	$[_______]
c.	The Fair Market Value of the Collateral (excluding Cash Collateral) as of the Relevant Valuation Date, as set forth in the accompanying Independent Appraiser’s Certificate	$[_______]
d.	The Subordinated Collateral Ratio ((a - b) ÷ c)	[_______]%

4.	The following sets forth the calculation of the Rotable Ratio as of the Relevant Valuation Date:

a.	The Fair Market Value of the Rotables as of the Relevant Valuation Date, as set forth in the accompanying Independent Appraiser’s Certificate	$[_______]
b.	The aggregate principal amount of all Series G Equipment Notes outstanding as of the Relevant Valuation Date	$[_______]
c.	The Fair Market Value of the Cash Collateral as of the Relevant Valuation Date	$[_______]
d.	The Rotable Ratio (a ÷ b - c)	[_______]%

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5.	The Continental Cash Balance as of the Relevant Valuation Date was $[___________].

Dated: [__________]

Very truly yours,

CONTINENTAL AIRLINES, INC.

By:
Name:
Title:

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Appendix II to the
Collateral Maintenance Agreement

[Address to Policy Provider,
Mortgagee and the Rating
Agencies]

Nonappraisal Compliance Report Under the Collateral
Maintenance Agreement

Ladies and Gentlemen:

We refer to the Collateral Maintenance Agreement, dated as of June 9, 2006 (the Agreement”), among Continental Airlines, Inc. (the “Company”), Financial Guaranty Insurance Company and Wilmington Trust Company, as Mortgagee. Terms defined in the Agreement and used herein have such respective defined meanings. The Company hereby certifies that:

1.
The most recent Independent Appraiser’s Certificate furnished by the Company (the “Relevant Appraisal”) [was dated January 25, 2006] [pursuant to Article 2 of the Agreement was dated [______________] (the “Relevant Date”).] The Valuation Date for purposes of the Relevant Appraisal was [___________] (the “Relevant Valuation Date”).

2.
The aggregate Appraised Value of all Collateral determined as of the Relevant Valuation Date pursuant to the Agreement [, as subsequently supplemented pursuant to Section 3.1 of the Agreement,] is $[________].

3.	During the period (the “Relevant Period”) beginning on the [Closing Date] [Relevant Date] and ending on [_______] (the “Determination Date”).

i)	Sales did not exceed 3% of the Appraised Value of the Collateral, and

ii)	Moves did not exceed 3% of the Appraised Value of the Collateral.

4.	Loans outstanding on the Determination Date did not exceed 3% of the Appraised Value of the Collateral.

5.
Attached hereto as Exhibit 1 is a report that correctly sets forth as of the Determination Date the percentage of the average cost of all Pledged Spare Parts consisting of Rotables, Expendables and all Pledged Spare Parts located at each Company facility.

6.
Attached hereto as Exhibit 2 is a report that correctly sets forth the following information as of the Determination Date with respect to each Pledged Spare Part model among the 500 Pledged Spare Part models with the highest aggregate Appraised Value:

i)	Manufacturer’s part number;

ii)	the Company’s part tracking number;

iii)	part description;

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iv)	related aircraft model(s);

v)	classification as Rotable or Expendable;

vi)	quantity on hand; and

vii)	the Company’s average cost.

Very truly yours,

CONTINENTAL AIRLINES, INC.

By:
Name:
Title: